--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response......11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 4)*

                           Agile Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    00846X105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)


                               Page 1 of 12 Pages

                            Exhibit Index on Page 11

CUSIP No.  00846X105                                          Page 2 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Mohr, Davidow Ventures IV, L.P. ("MDV IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 3 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MDV IV Entrepreneurs' Network Fund, L.P.
       ("MDV IV MDV IV Entrepreneurs' Network Fund")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 4 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Fourth MDV Partners, L.L.C. ("Fourth MDV Partners")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 5 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Lawrence G. Mohr, Jr. ("Mohr")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 6 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William H. Davidow ("Davidow")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 7 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Feiber ("Feiber")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.00%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 8 of 12 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Nancy J. Schoendorf ("Schoendorf")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        401,663 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0 shares.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               401,663 shares.
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0 shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      401,663 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                              |X|

      Excludes 44,920 shares held by spouse of Reporting Person.
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.78%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 9 of 12 Pages
--------------------------------------------------------------------------------

This Amendment No. 4 amends the Statement on 13(G) (including previous amendments thereto) filed by Mohr, Davidow Ventures IV, L.P., a Delaware limited partnership, MDV IV Entrepreneurs' Network Fund, L.P., a Delaware limited partnership, Fourth MDV Partners, L.L.C., a Delaware limited liability company, Lawrence G. Mohr, William H. Davidow, Jonathan D. Feiber and Nancy J. Schoendorf. The foregoing entities and individuals are collectively referred to as the "Reporting Persons". Only those items as to which there has been a change are included in this Amendment No. 4

ITEM 4.    OWNERSHIP:

           Please see Item 5.


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           This amended statement is being filed to report the fact that each Reporting Person has ceased to be the beneficial owner of more than five percent of the Common Stock of Agile Software Corporation.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Please see Item 5.

CUSIP No.  00846X105                                         Page 10 of 12 Pages
--------------------------------------------------------------------------------

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2004


                                 By:        /s/ Nancy J. Schoendorf
                                            ------------------------------------
                                            Nancy J.  Schoendorf,  individually,
                                            and  on  behalf  of MDV  IV,  in her
                                            capacity  as a  managing  member  of
                                            Fourth  MDV  Partners,  the  general
                                            partner  of MDV IV, on behalf of MDV
                                            IV  Entrepreneurs'  Network Fund, in
                                            her capacity as a managing member of
                                            Fourth MDV,  the general  partner of
                                            MDV IV Entrepreneurs'  Network Fund,
                                            and on behalf of Fourth MDV Partners
                                            in her capacity as a managing member
                                            thereof.

                                 By:        /s/ William H. Davidow
                                            ------------------------------------
                                            William H. Davidow

                                 By:        /s/ Jonathan D. Feiber
                                            ------------------------------------
                                            Jonathan D. Feiber

                                 By:        /s/ Lawrence G. Mohr, Jr.
                                            ------------------------------------
                                            Lawrence G. Mohr, Jr.

CUSIP No.  00846X105                                         Page 11 of 12 Pages
--------------------------------------------------------------------------------


                                  EXHIBIT INDEX


                                                           Found on
                                                         Sequentially
Exhibit                                                  Numbered Page
-------                                                  -------------

Exhibit A: Agreement of Joint Filing                           12

CUSIP No.  00846X105                                         Page 12 of 12 Pages
--------------------------------------------------------------------------------

                                    EXHIBIT A

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Agile Software Corporation shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing, dated February 14, 2001, are already on file with the appropriate agencies.